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                                                                 Exhibit (d)(34)

                                  (Translation)

                                                               December 22, 1999

                                                                Gary K. Sumihiro
                                                         Representative Director
                                                                N.A.J. Co., Ltd.
                                              7-1, Udagawacho, Shibuya-ku, Tokyo

                   THE RESULTS OF THE TENDER OFFER (AMENDMENT)

         We have made report of the results of the tender offer which was announced by the public notice dated November 18, 1999 and of the results of the tender offer in the United States conducted simultaneously with this tender offer on December 18, 1999, December 20, 1999 and December 21, 1999. This is to inform the amendments to the total number of tendered shares and other matters.
(Note) The amended parts are underlined.

1.       CONTENTS OF TENDER OFFER

(1)       Name of Target Company:          Amway Japan Limited
(2)       Type of Shares and Other Securities Subject to Tender Offer:
          Shares of common stock with no par value
(3)       Tender Offer Period:             From Thursday, November 18, 1999 to
                                           Friday, December 17, 1999

                                    (Omitted)

3.       TOTAL NUMBER OF TENDERED SHARES AND TOTAL NUMBER OF SHARES TO BE
         PURCHASED

         (1)      Total Number of Tendered Shares:      26,316,100 shares
                                                        ----------
                                                       (10,043 persons tendered)
         (2)   Total Number of Shares to be Purchased:  26,316,100 shares
                                                        ----------

                  In addition to the above shares, 12,318,249 American Depositary Shares ("ADSs") (one ADS represents one-half share of the non-par value common stock of the Target Company) were tendered in response to the tender offer in the United States conducted simultaneously with this tender offer. All of such tendered ADSs will be purchased. As a result, an aggregate of 32,475,224 shares of the Target Company will be acquired by our company through this tender offer and the tender offer in the United States. Shareholding ratio of our company and the principal shareholders after such tender offers will represent approximately 98.7% of the total number of outstanding shares of the Target Company.

                                    (Omitted)